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                                                                   Exhibit 10.35

                              CONSULTING AGREEMENT
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     THIS CONSULTING AGREEMENT (the "Agreement") dated as of this 9th day of
February, 1995, between WMX Technologies, Inc., a Delaware corporation (hereinafter referred to as the "Company"), and J. Steven Bergerson (hereinafter referred to as "Bergerson"):


                              W I T N E S S E T H:
                              -------------------


     WHEREAS, the Company recognizes that Bergerson has substantially contributed to the Company's success and growth, and that his experience has been and is expected to continue to be invaluable to the Company; and

     WHEREAS, the Company and Bergerson have agreed that Bergerson shall retire as an employee and resign as an officer of the Company effective March 31, 1995; and

     WHEREAS, the Company wishes to assure that upon Bergerson's retirement as an employee of the Company, Bergerson will continue to supply to the Company his experience, knowledge, expert judgment and counsel on a consulting basis; and

     WHEREAS, Bergerson is willing to perform consulting services to the Company after retirement as an independent contractor upon the terms and conditions herein set forth; and

     WHEREAS, in his capacity as an officer of the Company, Bergerson has, and in connection with his consulting services under this Agreement will have, access to the Company's Confidential Information (defined for purposes of this Agreement as including, but not limited to, drawings, memoranda and other materials or records of a proprietary nature; engineering or technical data; records, policy or strategy matters relating to acquisitions, finance, legal matters, accounting, marketing, personnel, management and operations (including, insofar as operations are concerned, customer and prospective customer lists, price lists, customer service requirements, costs of providing service, suppliers and equipment maintenance costs)).

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the Company hereby agrees to engage Bergerson and Bergerson hereby agrees to accept such engagement upon the following terms and conditions:

     1. EMPLOYMENT THROUGH March 31, 1995. Bergerson shall continue as an employee and Senior Vice-President of the Company in his present position until March 31, 1995 at which time he shall retire as an employee and resign as an officer of the Company and


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any "Affiliate" (as hereinafter defined).  During this period Bergerson will assist in the orderly transition of duties and responsibilities as reasonably requested by the Chairman of the Board of Directors of the Company. Until March 31, 1995, Bergerson shall be entitled to all salary and benefits he currently enjoys. In the event Bergerson should die prior to March 31, 1995, any unpaid salary earned prior to his death or unpaid bonus earned prior to his death shall be payable to Bergerson's wife. Bergerson shall be entitled to participate in the 1994 Corporate Incentive Bonus Plan, but shall not be eligible to receive a bonus from the Long Term Incentive Plan. After March 31, 1995, Bergerson will no longer be deemed an employee of the Company but shall be considered an independent contractor under this Agreement for the Term (as defined in paragraph 2 below).

     The Company agrees that all stock options which have been granted to Bergerson as of the date hereof shall become fully vested and exercisable by Bergerson on March 31, 1995. Bergerson shall be able to exercise all such options pursuant to the terms of the stock option plan and agreements covering such options until March 31, 2001, after which date all unexercised options shall expire. In the event Bergerson should die prior to March 31, 2001, the executor, administrator or personal representative of his estate may exercise any unexercised options until such date.

     2. TERM. The "Term" shall mean the period from April 1, 1995 to the earlier of (i) March 31, 1998; (ii) Bergerson's disability (which, for purposes of this Agreement, shall mean his total incapacity (in the reasonable opinion of the Chairman of the Company) to perform his consulting services under this Agreement which shall continue for a period of at least six months); or (iii) Bergerson's death.

     3. DUTIES AND RESPONSIBILITIES. During the Term, Bergerson shall have no duties with respect to the management or day-to-day activities of the Company and shall be available for consultation with respect to difficult assignments which require his particular judgment and expertise and shall also be available for consultation as reasonably directed from time to time by the Chairman of the Board of Directors with respect to management of the Company, its operations, acquisitions, legal matters and such other matters within Bergerson's expertise. Bergerson's consultation services shall be performed at his reasonable convenience. Bergerson shall also be available to consult with the Company regarding any litigation or investigations concerning the Company which may arise during the Term. After the Term, neither the Company nor Bergerson shall have any further obligations hereunder except, in the case of Bergerson, his obligations pursuant to paragraph 8 hereof.

     4.  COMPENSATION DURING THE TERM.  During the Term, the

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Company agrees to pay Bergerson a consulting fee at an annual rate of
$345,000.00. Bergerson's consultation fee shall be payable on a monthly basis. Any amount due under this Agreement for the calendar year of Bergerson's death or disability shall be prorated to the end of the month in which Bergerson dies or becomes disabled.

     5. HEALTH, LIFE AND ACCIDENT BENEFITS. As additional consideration for Bergerson's consulting services, the Company agrees to continue his coverage under the Company's group medical plan and dental plan on the same basis as coverage is provided to salaried employees until Bergerson attains age 65 or until his death, whichever occurs earlier. In addition, Bergerson shall be provided with continued coverage until age 65, under the Company's group life and accident insurance plans, subject to the policies' terms and limitations governing eligibility and insurability.

     6. REIMBURSEMENT OF EXPENSES. All expenses reasonably incurred during the Term by Bergerson in performing consulting services under this Agreement shall be reimbursed on a monthly basis upon the submission of a monthly expense account statement to the Company.

     7. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company shall initiate payments to Bergerson under the terms of the Company Supplemental Executive Retirement Plan ("SERP") when Bergerson elects to receive such benefits in accordance with the provisions of the SERP governing the timing of distribution of benefits. The amount of such benefits shall not be subject to an early retirement reduction if Bergerson elects to commence benefits prior to age 60. The SERP shall be payable in such form as Bergerson shall designate in accordance with the provisions of the SERP. Years of service performed by Bergerson and the compensation received by him under this Agreement shall be credited for the purposes of calculating Bergerson's benefit accrual under the SERP.

     8.  NON-COMPETITION.  Bergerson agrees that:

     (a) During the Term of this Agreement, he will not (without the written consent of the Chairman of the Board of Directors) engage directly or indirectly in any business within the United States (financially as an investor or lender or as an employee, director, officer, partner, independent contractor, consultant or owner or in any other capacity calling for the rendition of personal services or acts of management, operation or control) which is in any respect competitive with the business at any time during the Term hereof conducted by the Company or any of its subsidiaries or Affiliates as defined below. Notwithstanding the foregoing, Bergerson shall be entitled to own securities of any corporation conducting a business competitive with the business of

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the Company or any of its subsidiaries or Affiliates so long as the securities of such corporation are listed on the National Securities Exchange and the securities owned directly or indirectly by Bergerson do not represent more than two percent (2%) of any class of the outstanding securities of such company.

     (b) During the Term of this Agreement, in addition to the obligations pursuant to subparagraph 10(a), Bergerson agrees that neither he nor any business in which he engages directly or indirectly will (i) directly or indirectly induce any customers of the Company or of corporations or businesses which directly or indirectly control or are controlled by or under common control with the Company ("Affiliates") to patronize any business similar to that of the Company, (ii) canvass, solicit or accept any similar business from any customer of the Company or any Affiliates, (iii) directly or indirectly request or advise any customer of the Company or Affiliates to withdraw, curtail or cancel such customer's business with the Company or Affiliates, (iv) directly or indirectly disclose to any other person, firm or corporation the names or addresses of any of the customers of the Company or Affiliates, or (v) compete with the Company or Affiliates in acquiring or merging with any other business or acquiring the assets of such other business.

     (c) Except in connection with the performance of his duties under this Agreement, he will not, without the prior written consent of the Chairman of the Board of Directors, divulge any of the Company's Confidential Information to anyone, directly or indirectly.

     (d) In the event that any of the provisions of this paragraph should ever be deemed to exceed the time, geographic or occupational limitations permitted by applicable laws, then such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by law.

     Bergerson acknowledges that a part of the compensation to be paid under this Agreement is in consideration of the fulfillment of the provisions of this paragraph, and that if at anytime he fails to abide by his agreements in this paragraph, no further payments shall be due from the Company under this Agreement. Bergerson further acknowledges and agrees that a breach by him of his obligations under this paragraph may cause the Company irreparable injury and damage which cannot be reasonably or adequately compensated by damages at law and Bergerson agrees that the Company shall be entitled to injunctive and/or other equitable relief to prevent a breach of Bergerson's obligations under this paragraph in addition to any other remedies legally available to it.

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     9.  RELEASE.  In further consideration of the benefits to be paid to
Bergerson under this Agreement, Bergerson hereby releases the Company and its affiliates, directors, officers and employees from liability for any claim arising in any way as a result of his employment or his retirement from the Company, including any contract or tort claims and claims for violation of any state, federal, or local civil rights law, including the Federal Age Discrimination in Employment Act and the Illinois Human Rights Act which prohibit discrimination based on age. He voluntarily states that he will not file any claim with any government agency or lawsuit with any court which in any way makes a claim based on his employment, separation or retirement from the Company. Bergerson further agrees that his signing of this Agreement is completely voluntary and that he has not been discriminated against during the term of his employment or termination therefrom because of his race, sex, age, religion, national origin or any other factor prohibited by law.

     Bergerson has twenty-one (21) days from the date of receipt of this Agreement to consider signing the Agreement. At any time prior to the signing of this Agreement, he may consult with an attorney if he so chooses. If Bergerson signs this Agreement, he will have seven (7) days from the date of signing this Agreement to revoke this agreement by informing, in writing, the Company's Chairman. The Agreement is not effective until this revocation period
has lapsed.   Bergerson understands that any revocation, to be effective, must be in writing and either (a) postmarked within seven (7) days of execution of this Agreement and addressed to the Company's Chairman; or (b) hand-delivered within seven (7) days of execution of this Agreement to the Company's Chairman. Bergerson understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing. Bergerson understands that by agreeing to this Agreement he has not waived any rights or claims that may arise after the date of signing. This paragraph is intended to comply with the waiver requirements set forth in Section 201 of the Older Workers Benefit Protection Act and comparable provisions of the Illinois Human Rights Act and any ambiguity herein shall be resolved in favor of compliance with said Acts.

     10. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when deposited in the U.S. Mail in a registered, postage prepaid envelope addressed, if to Bergerson at his address set forth below, and if to the Company, c/o Chairman, 3003 Butterfield Road, Oak Brook, Illinois 60521, or to such other addresses as either party shall designate by written notice to the other.

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     11.  ASSIGNMENT.  Bergerson may not assign his rights or obligations hereunder. The rights and obligations of the Company hereunder shall inure to the benefit of and shall be binding upon its respective successors and assigns.

     12. (a) This Agreement shall be subject to and governed by the laws of the State of Illinois.

     (b) Failure to insist upon strict compliance with any provision(s) hereof shall not be deemed a waiver of such provision(s) or any other provision hereof.

     (c) This Agreement may not be modified except by an agreement in writing executed by the parties hereto.

     (d) The invalidity or unenforceability of any provision hereby shall not affect the validity or enforceability of any other provisions.

     (e) This Agreement shall supersede any prior employment agreements with Bergerson.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated next to their respective signature lines.

                                WASTE MANAGEMENT, INC.

             2/9                        /s/ Dean L. Buntrock
Dated: _______________, 1995    By__________________________________
                                  Chairman of the Board of Directors

          February 9                    /s/ J. Steven Bergerson
Dated: _______________, 1995    ____________________________________
                                J. Steven Bergerson

                                Address:

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